Exhibit 10.3
PROMISSORY NOTE

$325,000.00	Dallas, Texas	March 22, 2006
     FOR VALUE RECEIVED, the undersigned, MBI Mortgage, Inc., a Texas corporation (“Maker”), whose address is 1845 Woodall Rodgers Freeway, Suite 1225, Dallas, Texas 75201, promises to pay to the order of CHARTER PRIVATE EQUITY, L.P., a Texas limited partnership (“Payee”) at 1845 Woodall Rodgers Freeway, Suite 1700, Dallas, Texas 75201, or such other location as Payee may direct, in lawful money of the United States of America, the principal sum of Three Hundred Twenty-Five Thousand And No/100 ($325,000.00) with interest on the outstanding principal balance at the rate of eighteen percent (18%) per annum until paid.
     All sums, principal and interest shall be due and payable on or before June 20, 2006 (“Maturity Date”) through a payment cashier’s check or other immediately available funds at the above address or, at Payee’s option, by wire transfer to an account designated by Payee or such other method of payment as Payee shall direct. This Note may be prepaid at any time, in full or in part, without premium or penalty. This Note is being executed pursuant to a Loan Agreement executed by the Payee and Maker as of the date hereof.
     Maker and any and all co-makers, endorsers, guarantors and sureties severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intention to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind, and hereby agree that this Note and the liens securing its payment may be extended and re-extended and the time for payment extended and re-extended from time to time without notice to them or any of them, and they severally agree that their liability on or with respect to this Note shall not be affected by any release or change in any security at any time existing or by any failure to perfect or maintain perfection of any security interest in such security.
     It is agreed that time is of the essence of this Note, and if the Note is not paid on the Maturity Date, or, if a default occurs under any instrument now or hereafter executed in connection with or as security for this Note, thereupon, after the passage of applicable notice and cure periods, at the option of Payee, the entire unpaid principal balance due and owing on this Note shall become and be due and payable forthwith without demand, notice of default or of intent to accelerate the maturity hereof, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Maker and each other liable party. Failure to exercise this option upon any such default shall not constitute a waiver of the right to exercise such option in the event of any subsequent default.
     If the entire unpaid principal balance plus all accrued and unpaid interest due and owing on this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement or other legal proceedings for collection
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hereof, Maker and each other liable party agree to pay Payee its reasonable collection costs, including a reasonable amount for attorneys’ fees, but in no event to exceed the maximum amount permitted by law. Maker and each other liable party are and shall be directly and primarily, jointly and severally, liable for the payment of all sums called for hereunder, and Maker and each other liable party hereby expressly waive bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security hereunder, and Maker and each other liable party hereby consent to and agree to remain liable hereon regardless of any renewals, extensions for any period or rearrangements hereof, or any release or substitution of security herefor, in whole or in part, with or without notice, from time to time, before or after maturity.
     It is the intent of Maker and Payee in the execution of this Note and all other loan documents to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate or in an amount in excess of the maximum rate or amount allowed by law (“Maximum Interest”). Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Interest, and the provisions of this paragraph shall control over all other provisions of this Note and any other loan documents now or hereafter executed which may be in apparent conflict herewith. Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest; provided, however, that if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the holder of this Note shall receive money (or anything else) which is determined to constitute interest and which would increase the effective interest rate on this Note or any other indebtedness which Maker or a guarantor is obligated to pay to holder to a rate in excess of that permitted by applicable law, the amount determined to constitute interest in excess of the lawful rate shall be credited against the principal balance of this Note then outstanding or, if the principal balance has been paid in full, refunded to Maker, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. If the holder of this Note shall not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and which would increase the effective interest rate contracted for or charged on this Note or the other indebtedness evidenced or secured by the Loan Documents to a rate in excess of that permitted by applicable law, the holder of this Note shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to constitute interest in excess of the lawful rate, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and
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agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the holder of this Note notice of such condition and Maker agrees that the holder shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.
     Additionally, if, from any circumstance whatsoever, fulfillment of any provision hereof or of the Loan Agreement or any other loan documents shall, at the time fulfillment of such provision be due, involve transcending the Maximum Interest then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Interest. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate or amount of interest, as such laws now exist or may be changed or amended or come into effect in the future.
     This Note is secured by a security agreement covering all of Maker’s assets, now owned or hereinafter acquired, executed by Maker in favor of Payee, or any other holder of this Note, executed simultaneously herewith.
     This Note has been executed and delivered in and shall be construed in accordance with and governed by the laws of the State of Texas.

MAKER: MBI Mortgage, Inc.
BY:	/s/ John M. Farkas
Name:	John M. Farkas
Title:	President/Secretary

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